1 Exhibit 99.1 Tuesday January 15, 2013 FOR IMMEDIATE RELEASE Washington Federal Reports Quarterly Net Income Increased 7% to $35 Million SEATTLE – Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $35,282,000 or $.33 per diluted share for the quarter ended December 31, 2012, compared to $33,418,000 or $.31 per diluted share for the same period one year ago, a $1.9 million or 7% increase per diluted share. The Company’s ratio of tangible common equity to tangible assets ended the quarter at 12.83% and its total risk- based capital ratio was 26.25%. Both of these ratios continue to be among the best of large regional financial institutions in the U.S. Chairman, President & CEO Roy M. Whitehead commented, “We are pleased to report another good quarter, helped along by the closing of the South Valley acquisition. We regard the quarterly earnings as quite positive in light of low interest rates and the improving, yet still soft, overall economy.“ During the quarter, the Company completed its acquisition of South Valley Bank & Trust (South Valley). The acquisition provided $362 million of loans, $122 million of covered loans, $533 million of transaction deposit accounts and 24 branch locations in Central and Southern Oregon. Total consideration at closing was $44 million, including $34 million of Washington Federal stock and $10 million of cash resulting from the collection of certain earn-out assets. The total purchase price as a percentage of South Valley’s tangible book value was 67%. Preliminary purchase accounting has provided for a discount on loans of 5%, a discount on covered loans of 13%, a core deposit intangible asset of $3 million and goodwill of $9 million. These amounts are subject to change, based upon the final valuation which is currently in process.

2 Total assets increased by $634 million or 5% to $13.1 billion at December 31, 2012, from $12.5 billion at September 30, 2012 due to the acquisition of South Valley. Loans increased by $163 million or 2%. This net increase resulted from the $362 million of acquired loans partially offset by net runoff of $199 million of the Washington Federal loan portfolio as the low interest rate environment caused loan repayments to accelerate. The chart below shows the average interest rates for 30 year mortgage loans over the last ten years. Non-performing assets amounted to $264 million or 2.02% of total assets as of December 31, 2012, a $79 million or 23% decrease from December 31, 2011. Non- performing assets peaked at $606 million or 5.03% of total assets on June 30, 2009 and have since decreased by $342 million or 56%. Non-performing loans decreased from $186 million at December 31, 2011 to $163 million as of December 31, 2012, a 12% decrease. Total loan delinquencies were 2.89% as of December 31, 2012, a decrease from the 3.13% at December 31, 2011. Compared to September 30, 2012, total loan delinquencies increased from 2.57% to 2.89%. This increase resulted primarily from the South Valley acquisition. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, decreased to 2.79% from 3.17% as of December 31, 2011 and increased by 6 basis points on a linked quarter basis from 2.73% as of September 30, 2012. The Company’s single family mortgage loan delinquency ratio of 2.79% remains significantly better than the national average of 11.4%i .

3 Net loan charge-offs decreased from $14 million for the quarter ended December 31, 2011 to $10 million in the current quarter, a 29% decrease. Credit costs for the quarter (including REO costs and provision for loan losses) were $7 million, a decrease from the $22 million for the same quarter one year ago. Customer deposits increased $657 million or 8% during the quarter. The weighted average rate paid on customer deposits during the quarter was 0.83%, a decrease of 26 basis points from the same quarter last year, as a result of the low interest rate environment. The percentage of transaction deposit accounts has increased to 39% of total deposits. During the quarter, the Company had an average balance of $507 million in cash and cash equivalents invested overnight at a yield of approximately 0.25%. The Company is maintaining higher than normal amounts of liquidity due to concern about potentially rising interest rates in the future. The period end spread was 2.83% as of December 31, 2012, a decrease from 3.11% as of December 31, 2011. Net interest income for the quarter was $95 million, an $8 million decrease from the quarter ended December 31, 2011. The net interest margin was 3.22% for the quarter, compared to 3.28% for the prior year. The margin was compressed as asset yields declined more than interest expense. The Company’s efficiency ratio of 38.2% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of 1.11%, and return on equity of 7.41%. On December 31, 2012, Washington Federal paid a cash dividend of $.08 per share to common stockholders of record on December 27, 2012. This was the Company’s 120th consecutive quarterly cash dividend. During the quarter ended December 31, 2012, Washington Federal repurchased 2,696,014 shares at a weighted average price of $16.60. The Company has an authorization to repurchase up to an additional 3,492,016 shares. About Washington Federal

4 Washington Federal, with headquarters in Seattle, Washington, has 190 offices in eight western states. To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com. Important Cautionary Statements The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement. # # # Contact: Washington Federal, Inc. 425 Pike Street, Seattle, WA 98101 Cathy Cooper 206-777-8246 cathy.cooper@wafd.com i OCC Mortgage Metrics Report, 3rd Quarter 2012, which is the most recent data available